Exhibit 5.1

LEGAL OPINION OF STINSON MORRISON HECKER LLP

May 2, 2012

UMB Financial Corporation

1010 Grand Boulevard

Kansas City, MO 64106

Re:    UMB Financial Corporation Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel for UMB Financial Corporation, a Missouri corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) by the Company on or about the date hereof under the Securities Act of 1933, as amended (the “Act”), registering the offer and sale of up to 500,000 shares (the “Shares”) of the Company’s Common Stock, par value $1.00 per share (the “Common Stock”) through the UMB Financial Corporation Dividend Reimbursement and Stock Purchase Plan (the “Plan”).

In connection therewith, we have relied upon, among other things, our examination of such documents, records of the Company and certificates of its officers and public officials as we have deemed necessary for purposes of the opinions expressed below. The opinions expressed herein are given only with respect to the present status of (i) the laws of the State of Missouri and (ii) the federal laws of the United States of America.

For purposes of the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals and (iii) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof (other than the authorization, execution and delivery of documents by the Company).

Based upon the foregoing, and subject to the assumptions and qualifications set forth in this opinion letter, we are of the opinion that:

1. The Company is a corporation validly existing and in good standing under the laws of the State of Missouri.

2. All shares offered and sold through the Plan that are authorized but unissued shares of the Company immediately prior to such sale, if offered and sold in accordance with the Plan, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus contained therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules of the Commission.

Our opinions are given as of the date hereof, and we assume no obligation to update or supplement our opinions in response to subsequent changes in the law or fact occurring after the date hereof.

Very truly yours,

STINSON MORRISON HECKER LLP

/s/ Stinson Morrison Hecker LLP